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                                                                   EXHIBIT 14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 12, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Report to Shareholders of AIM European Growth Fund (one of the portfolios constituting AIM International Funds, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Comparison of Principal Service Providers", "What the Proposed Redomestication Will Involve" and "Independent Public Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 13, 2003